Exhibit 10.4

Execution Version

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of May 22, 2026, by and between Roy Boyd (“Executive”), Secured Transportation Services LLC, a Delaware limited liability company (the “Company”), and NANO Nuclear Energy Inc., a Nevada corporation (“Parent”).

RECITALS

WHEREAS, the Company expects to enter into that certain Membership Interest Purchase Agreement, on or about May 22, 2026 (the “Purchase Agreement”), by and among (i) Executive, (ii) Onium Capital, LLC, a Georgia limited liability company (together with Executive, the “Sellers”), (iii) the Company, (iv) Advanced Fuel Transportation Inc., a Nevada corporation (“AFT”), and (v) Parent, pursuant to which the Sellers will sell to AFT all of the issued and outstanding membership interests in the Company (the “Acquisition”);

WHEREAS, Executive and the Company are currently parties to that certain Employment Agreement, dated as of July 21, 2021 (the “Prior Agreement”), setting forth certain terms and conditions of Executive’s employment with the Company;

WHEREAS, in connection with, and conditioned upon the consummation of, the Acquisition, the Company and Executive desire to enter into this Agreement to reflect Executive’s continued employment with the Company effective as of the closing date of the Acquisition (the “Effective Date”);

WHEREAS, effective as of the Effective Date, this Agreement shall govern the terms and conditions of Executive’s continued employment with the Company;

WHEREAS, this Agreement, subject to the consummation of the Acquisition, shall supersede any and all prior and contemporaneous, oral or written, agreements or contracts between Executive and the Company or any predecessor thereof concerning the subject matter hereof, including the Prior Agreement; and

WHEREAS, if the Acquisition is not consummated for any reason, then this Agreement shall be void ab initio and shall be of no effect.

NOW THEREFORE, in consideration of the foregoing recitals and the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the Company and Executive, intending to be legally bound, hereby agree as follows:

1. Employment.

1.1	Position; Duties; Responsibilities. Executive shall continue to be employed as the President of the Company, and shall oversee the transportation services provided by the Company and any of its current and future subsidiaries, reporting directly to the Chief Executive Officer (the “CEO”) of Parent. Executive shall have the job responsibilities typically associated with such position in similar capacities in similarly-sized companies and as may otherwise reasonably be assigned by the CEO of Parent that are not inconsistent with the Executive’s position with the Company. Executive shall devote Executive’s full business time and efforts to the faithful performance of Executive’s duties on behalf of the Company Group (as defined below). Executive shall not engage in additional gainful employment or undertake any role or position, whether or not for compensation, with any person or entity during the Term (as defined below) that would materially interfere with Executive’s obligations to the Company Group; provided, that Executive may (a) continue to serve on any civic or charitable boards on which Executive is currently serving as of the Effective Date; (b) volunteer, act or perform services for charitable organizations; and (c) manage Executive’s other business interests, including personal investments and investment assets, participate in the management of Onium Machine and Fabrication, LLC, Onium Capital, LLC, and Connect Consulting, LLC, each of which is owned as of the date hereof directly or indirectly by Executive or his affiliates and (d) invest in public or private companies or investment funds, provided that such ownership represents a passive investment of not more than three percent (3%) of the equity securities of such company or fund, provided that neither the Executive nor his affiliates provide any services to such entity or fund or any affiliate thereof (whether as an employee, consultant, advisor or otherwise) (the items in clauses (a), (b), (c) and (d) referred to collectively as the “Permitted Outside Activities”). Notwithstanding the foregoing (i) Executive’s engagement in the Permitted Outside Activities must not materially interfere with the performance of the Executive’s duties and responsibilities to the Company as provided hereunder, and (ii) Executive’s engagement in the Permitted Outside Activities must not violate Executive’s obligations set forth in Section 5 of this Agreement, or any other similar obligations set forth in any other agreement to which Executive is subject vis-à-vis the Company Group, and Executive must at all times comply with Section 4 of this Agreement and any other similar obligations set forth in any other agreement to which Executive is subject vis-à-vis the Company Group.

1.2	Location. Executive will continue to render services to the Company primarily at the Company’s offices in Winder, Georgia; provided, however, that Executive may perform the services under this Agreement from any location or region wherein the Company operates, or as otherwise consented to in advance by the CEO of Parent in writing. The Company reserves the right to require Executive to temporarily perform Executive’s duties at places other than Executive’s primary location from time to time, provided the Company provides reasonable advance written notice, and to require reasonable business travel (collectively “Business Travel”).

2

1.3	Employment Term. Commencing on the Effective Date, Executive shall serve as President of the Company and shall continue for an initial period of five (5) years from the Effective Date (the “Initial Term”), and then continue thereafter for successive one (1)-year periods (each, a “Successive Term”), in each case subject in all respects to Section 3 (the actual period during which Executive is employed by the Company (or a subsidiary or successor thereof) commencing on the Effective Date, the “Term”), expressly including the Company’s obligation to pay, if due under Section 3, Accrued Compensation and Severance Benefits (each as defined in Section 3 below). If either party wishes to terminate this Agreement (a) upon the expiration of the Initial Term for any reason (such termination, a “Nonrenewal Termination”), or (b) during any Successive Term for any reason, in each case, the applicable party must provide at least sixty (60) days’ written notice to the other party; provided, that the Company may, in its sole discretion, place Executive on garden leave for all or a portion of, or terminate Executive’s employment at any time during, such sixty (60)-day period and pay out the remaining portion thereof (and such earlier termination, if during the Initial Term, shall also be deemed a Nonrenewal Termination). Notwithstanding anything herein to the contrary, the parties agree that Executive’s continued employment with the Company shall at all times be “at-will” and may be terminated by either party, at any time, with or without Cause (as defined below), subject to the notice and other obligations set forth in this Section 1.3 or Section 3 below, as applicable. Regardless of any changes in Executive’s duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, the “at-will” nature of Executive’s employment shall not change.

2. Compensation; Benefits.

2.1	Base Annual Salary. Executive shall receive an annual Base Salary of $350,000, payable in accordance with the Company’s normal payroll procedures, but not less frequently than monthly. The Company may increase, but not decrease, Executive’s Base Salary during Executive’s employment, other than a reduction that is implemented in connection with a contemporaneous and proportionate reduction in annual base salaries affecting other executives of the Company. Executive’s Base Salary shall be subject to all applicable federal and state withholding taxes. As used herein, “Base Salary” shall mean Executive’s current base salary at the time of the applicable employment event, as may be adjusted by the CEO of Parent from time to time in accordance with the terms of this Agreement.

2.2	Bonus. Executive will be eligible to receive an annual target performance bonus equal to forty percent (40%) of Executive’s then-current Base Salary, with a maximum potential bonus equal to sixty percent (60%) of Executive’s then-current Base Salary (the actual amount earned in accordance with this Section 2.2, the “Bonus”) for each calendar year during the Term based on certain performance metric categories as follows: (a) operational efficiency metrics (e.g., on-time delivery, cost per shipment, and warehouse efficiency); (b) strategic initiatives metrics (e.g., successful implementation of new systems, automation, and sustainability projects); (c) team development and retention metrics (e.g., retention, training, and promotion of logistics team members); (d) financial performance metrics (e.g., cost savings, margin improvement, and revenue growth); and (e) individual performance metrics (each of the foregoing categories, collectively, the “Bonus KPIs”). The specific performance criteria with respect to the Bonus KPIs will be determined in good faith by the Company and communicated to Executive within ninety (90) days of the commencement of the applicable calendar year (or, with respect to the 2026 calendar year, within ninety (90) days following the Effective Date). The Bonus KPIs shall be weighed equally (i.e., twenty percent (20%) each) for purposes of calculating the Bonus hereunder. The extent to which the Bonus KPIs are satisfied for each calendar year shall be determined by an authorized representative of Parent in his, her or its sole discretion as exercised in good faith. Subject to Section 3, Executive must remain employed on the payment date in order to receive his Bonus (if any), which shall be paid to Executive, if earned, at the same time as the Company pays annual bonuses to its other executives, but in any event no later than March 15th of the calendar year following the applicable calendar year to which such Bonus relates.

3

2.3	Equity Compensation. Subject to the approval of the Board of Directors (or a committee thereof) of the Parent (the “Parent Board”), Executive shall be eligible to receive an award under the Parent’s 2025 Equity Incentive Plan (the “Parent Equity Plan”) as determined by the Parent Board in its sole discretion. The terms and conditions of such award, if any, shall be governed by the applicable award documents approved by the Parent Board and as provided to Executive under separate cover.

2.4	Expenses. The Company shall continue to reimburse Executive for all reasonable Business Travel and other business expenses incurred by Executive in the course of performing Executive’s duties to the Company subject to the expense reimbursement policies of the Company as they may be in effect from time to time.

2.5	Benefits. Executive shall be eligible, at Executive’s election, to participate in all benefit plans and programs generally available to other similarly situated Company executives, and as such plans may be amended from time to time. Executive’s participation in any benefit plan or program will be subject to the eligibility requirements and the terms and conditions of the applicable plans. The Company may, in its sole discretion and from time to time, amend, suspend or eliminate broad-based benefit plans or programs as it deems appropriate so long as such amendment, suspension or termination affects all of the Company’s similarly situated executives. Notwithstanding anything to the contrary contained herein, during the Term, with respect to any group medical, dental, and vision insurance benefits the Company offers from time to time, the Company agrees to pay 100% of the monthly premium costs for Executive’s individual coverage.

2.6	Paid Time Off. Executive will continue to be entitled to flexible paid time off pursuant to the Company’s Paid Time Off policy. The Company, however, in its sole discretion may revise this policy or implement a new policy at any time, in its sole discretion, in the future.

2.7	Life Insurance. During the Term, the Company shall pay all premiums on behalf of Executive due or coming due with respect to that certain life insurance policy with Prudential Insurance, Policy # L8673226, attached hereto as Exhibit A (the “Life Insurance Policy”). Executive and his successors and beneficiaries may not amend, modify or supersede the Life Insurance Policy without the prior written consent of an authorized officer of the Company.

4

2.8	Indemnification. Executive shall be indemnified under the applicable Company Group policy with respect to directors’ and officers’ indemnification as the same may be amended from time to time, and Executive shall be covered by the directors’ and officers’ liability insurance that is maintained by such member of the Company Group, as amended from time to time, in each case under which the Company Group’s other similarly situated executives are covered.

3. Termination. The Company or Executive may terminate this Agreement and Executive’s employment at any time (subject to any prior notice requirement under Section 1.3 or this Section 3), as provided below:

3.1	Termination of Employment. If Executive’s employment is terminated by the Company or if Executive resigns, in each case for any reason, or if Executive’s employment is terminated as a result of a Nonrenewal Termination, the Company shall pay Executive: (a) any unpaid Base Salary accrued through the date of termination; (b) benefits payable to Executive pursuant to the terms and conditions of any benefit plan or program in which Executive was a participant as of such termination, the right to which was vested on the date of Executive’s termination under the terms and conditions of such plan or program; and (c) unreimbursed business expenses (collectively, the “Accrued Compensation”). Payment of the Accrued Compensation shall be made as part of Executive’s final paycheck, except as may otherwise be provided under the terms of any applicable benefit plan or program.

3.2	Termination by the Company for Cause. The Company shall have the right to terminate Executive’s employment and this Agreement immediately for any of the following reasons (each of which is referred to herein as “Cause”):

(a)	an act of dishonesty or moral turpitude on Executive’s part which is intended to or results in Executive’s personal enrichment or has or is likely to have an adverse effect upon the Company Group (or any of its or their assets);

(b)	Executive’s conviction of, or plea of nolo contendere to, any felony or crime involving acts of fraud, theft or embezzlement by Executive;

(c)	Executive’s willful and repeated failure to perform Executive’s duties or to comply with lawful directives of the CEO of Parent (other than as a result of Executive’s physical or mental incapacitation) after written notice thereof and a reasonable opportunity to remedy such failure within thirty (30) days of such notice (if such failure can reasonably be remedied);

(d)	Executive’s failure to comply with written policies of the Company that has or is likely to have a material adverse effect upon the Company Group (or any of its or their assets) after written notice thereof and a reasonable opportunity to remedy such failure within thirty (30) days of such notice (if such failure can reasonably be remedied);

5

(e)	Executive’s gross negligence or willful misconduct in performing Executive’s duties or conduct on the part of Executive that constitutes a breach of any fiduciary duty or duty of loyalty owed to the Company Group by Executive;

(f)	Executive’s breach of any material provision of this Agreement, including any breach by Executive of Sections 4, 5 and/or 6 of this Agreement or of any other restrictive covenant entered into between the Company or any other member of the Company Group and Executive, that remains uncured after written notice thereof and a reasonable opportunity to remedy such failure within thirty (30) days of such notice (if such failure can reasonably be remedied); or

(g)	Executive’s breach of, or a breach by an affiliate of Executive of, or the Company’s reasonable determination that Executive or one of his affiliates has breached, that certain Equityholder Restrictive Covenant Agreement, dated as of May 22, 2026, by and between Executive and AFT (the “Equityholder Restrictive Covenant Agreement”), that remains uncured after written notice thereof and a reasonable opportunity to remedy such failure within thirty (30) days of such notice (if such failure can reasonably be remedied).

If the Company terminates Executive’s employment for any of the reasons set forth above, the Company shall pay Executive any Accrued Compensation through the date of termination, and the Company shall have no further obligations to Executive hereunder from and after the date of termination.

3.3	Termination by the Company without Cause or Resignation for Good Reason by Executive. The Company shall have the right to terminate Executive’s employment without Cause upon sixty (60) days prior written notice, and Executive may terminate Executive’s employment for Good Reason (as defined below). For the avoidance of doubt, a Nonrenewal Termination will not, on its own, constitute a termination by the Company without Cause or a resignation by Executive for Good Reason, as applicable. In the event of a termination by the Company without Cause or resignation by Executive for Good Reason, the Company shall pay Executive any Accrued Compensation through the date of termination. In addition, subject to the provisions of Section 3.7, Executive shall be entitled to receive the following “Severance Benefits”:

(a)	a severance payment equal to twelve (12) months of Base Salary, payable in equal installments in accordance with the Company’s normal payroll practices;

6

(b)	a pro-rated Bonus for the year in which such termination occurs, which shall be calculated based on actual attainment of the Bonus KPIs, based on a fraction (i) the numerator of which shall be the number of full calendar days Executive was continuously employed by the Company during such year, and (ii) the denominator of which shall be the number of calendar days in such year, which shall be paid at the same time as annual bonuses are paid to executives of the Company generally; and

(c)	if Executive timely elects continued coverage under COBRA, the Company shall pay one hundred percent (100%) of the Executive’s medical insurance premiums under COBRA for twelve (12) months (the “COBRA Coverage Period”); provided, however, such health insurance premium payments shall cease if Executive receives substantially similar coverage from another company prior to the conclusion of the COBRA Coverage Period or if Executive ceases to be eligible for COBRA continuation for any reason.

For purposes of this Agreement, “Good Reason” shall mean Executive’s resignation due to the occurrence of any of the following events, without Executive’s written consent: (i) a material reduction in Executive’s Base Salary or Bonus opportunity (other than a reduction that is implemented in connection with a contemporaneous and proportionate reduction in annual base salaries or annual bonus opportunities, as applicable, affecting other executives of the Company); (ii) a material reduction in Executive’s title, authority, duties, or responsibilities (other than temporarily while Executive is physically or mentally incapacitated) with respect to Executive’s role as President of the Company (including any subsidiaries thereof); (iii) the relocation of Executive’s principal place of employment by more than thirty-five (35) miles and Executive is not afforded the opportunity to work remotely from Executive’s home office location; or (iv) any material breach by Company of any material provision of any agreement between Executive and the Company or any other member of the Company Group, including this Agreement.

Executive cannot terminate employment for Good Reason unless (x) Executive has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within sixty (60) days of the earlier of (A) Executive’s actual knowledge of the initial existence of such grounds or (B) when Executive should have reasonably been aware of the initial existence of such grounds, in each case which notice shall describe such circumstances in reasonable detail; (y) the Company fails to cure such circumstances within forty-five (45) days from the date on which such notice is provided to the Company (the “Good Reason Cure Period”); and (z) Executive does actually voluntarily terminate Executive’s employment with the Company within thirty (30) days following the end of the Good Reason Cure Period.

Subject to Section 3.7 below, the first severance payment shall be made on the next regularly scheduled payroll date following the date that the General Release (as defined below) becomes irrevocable and shall include payment of any amounts that would otherwise be due prior thereto.

3.4	Termination Upon Death. In the event that Executive’s employment with the Company is terminated due to the death of Executive, the Company shall pay Executive’s estate any Accrued Compensation through the date of death.

7

3.5	Termination Upon Disability. In the event of the Disability (as defined below) of Executive, the Company may terminate Executive’s employment hereunder by giving Executive not less than thirty (30) days’ prior written notice of the effective date of termination and, in such event, the Company shall pay Executive any Accrued Compensation through the date of termination. For purposes of this Agreement, Executive’s “Disability” means Executive’s inability to perform the essential functions of Executive’s position as a result of physical or mental illness or injury, as determined by the Company in its good faith judgment, for a period of one hundred twenty (120) consecutive days or one hundred eighty (180) non-consecutive days within a three hundred sixty-five (365)-day period.

3.6	Change in Control Termination.

(a)	Notwithstanding any other provision contained herein, if the Executive’s employment hereunder is terminated by the Executive for Good Reason or by the Company without Cause, in each case within twenty-four (24) months following a Change in Control, the Executive shall be entitled to receive the Accrued Compensation and subject to the Executive’s compliance with Section 3.7 of this Agreement, the Executive shall be entitled to receive the Severance Benefits in a single, lump-sum payment as soon as possible following the date that the General Release becomes effective and irrevocable in accordance with Section 3.7.

(b)	For purposes of this Agreement, “Change in Control” shall have the meaning set forth in the Parent Equity Plan.

3.7	Release Required for Severance Benefits; Restrictive Covenant Compliance. Executive agrees that, as a condition to receiving the Severance Benefits under Section 3.3 or Section 3.6, as applicable, Executive shall execute and deliver a non-revocable separation agreement and general release provided by the Company (the “General Release”) within sixty (60) days following termination of employment. Failure to timely execute and return such General Release or the revocation of such General Release during the revocation period shall be a waiver by Executive of Executive’s right to the Severance Benefits (which, for avoidance of doubt, shall not include any amounts required by law to be paid). In addition, the Severance Benefits are conditioned on Executive’s compliance with Sections 4, 5, and 6 of this Agreement, and the Company reserves the right to cease payment of the Severance Benefits in the event that Executive has breached Sections 4, 5, or 6 of this Agreement.

3.8	Deferred Stock Consideration Under Purchase Agreement. For avoidance of doubt, Executive and the Company Group acknowledge and agree that the Aggregate Post-Closing Stock Consideration (as defined in the Purchase Agreement) is subject to the terms and conditions set forth in the Purchase Agreement and not this Agreement.

8

3.9	Treatment of Incentive Equity Awards. Notwithstanding anything herein to the contrary, the treatment of any incentive equity awards issued by any member of the Company Group to Executive in exchange for Executive’s services to any member of the Company Group, whether such award(s) is (are) issued under the Parent Equity Plan or otherwise, in connection with a termination of Executive’s employment or services shall be governed by the applicable plan document, award agreement(s) and any other applicable documents entered into by and between Executive and the applicable member of the Company Group evidencing such award(s), and nothing in this Agreement shall be construed as amending, modifying or superseding the treatment of such award(s) as provided in such documents.

4. Confidentiality and Intellectual Property.

4.1	Confidential Information.

(a) Non-Use and Non-Disclosure of Confidential Information. Executive acknowledges that, during the Term, Executive may have access to and obtain “Confidential Information” (as defined below). Executive understands and acknowledges that at all times during the Term and thereafter, Executive shall hold in strict confidence the Company Group’s Confidential Information, except solely to the extent necessary to perform Executive’s obligations to the Company Group, or unless the CEO of the Parent (or his or her designee) expressly authorizes such disclosure or use in writing. Executive acknowledges that this restriction applies whether or not any such information is marked “confidential.”

(b) Definition of Confidential Information. For purposes of this Agreement, “Confidential Information” means any information (i) relating to any member of the Company Group or that is provided to Executive by any member of the Company Group or in the possession of any member of the Company Group, in each case that is not generally known by persons not employed by the Company Group, or (ii) that Executive knows or reasonably should know is confidential, sensitive or proprietary in nature, including, without limitation, trade secrets, know-how, research, software, user code, data, databases, spreadsheets, compilations, passwords, plans, business plans, product plans, student information, alumni information, inventions, technology, designs, marketing, forecasts, market research, strategies, vendor agreements, equipment specifications, services, project details, contractor lists and information, supplier lists and information, business intelligence, supplier and contractor rates, hardware specifications, developments, processes, formulas, drawings, pricing strategies, sales methods, tax information, revenue figures, account information, development strategies and plans, credit information, financial information, financing arrangements, and other information that Executive observes, uses, receives, has access to, conceives or develops, in whole or in part, in connection with Executive’s employment with the Company.

(c) Defend Trade Secrets Act of 2016 Notification. Notwithstanding the foregoing, non-compliance with the disclosure provisions of this Agreement will not subject Executive to criminal or civil liability under any federal or state trade secret law for the disclosure of a Company trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney in confidence solely for the purpose of reporting or investigating a suspected violation of law; (ii) in a complaint or other document filed in a lawsuit or other proceeding, provided that any complaint or document containing the trade secret is filed under seal; or (iii) to Executive’s attorney representing him in a lawsuit for retaliation by the Company for reporting a suspected violation of law or to use the trade secret information in that court proceeding, provided that any document containing the trade secret is filed under seal and Executive does not disclose the trade secret, except pursuant to court order.

9

4.2	Inventions. Executive is employed in a capacity such that Executive’s responsibilities may include the making of technical contributions of value to the Company Group. Executive hereby assigns, conveys and transfers to the Company all rights, title and interest in such contributions and inventions made or conceived by Executive alone or jointly with others during Executive’s employment which either (a) relate to the Company Group’s actual business, (b) relate to any business which is actively planned by the Company Group during the Term, or (c) which were developed using Company Group resources or Confidential Information. Notwithstanding the foregoing, such assignment does not include the assignment of any contributions or inventions made or conceived by Executive (i) without the use of any Company Group resources or Confidential Information, (ii) solely outside of working hours, and (iii) which do not relate to the Company Group’s actual business or any business actively planned by the Company Group during the Term. This assignment shall include (x) the right to file and prosecute patent applications on such inventions in any and all countries, (y) the patent applications filed and patents issuing thereon, and (z) the right to obtain copyright, trademark or trade name protection for any such work product. Executive shall promptly and fully disclose all contributions and inventions subject to assignment under this Section 4.2 to the Company and assist the Company in obtaining and protecting the rights therein (including patents thereon), in any and all countries; provided, however, that said contributions and inventions will be the property of the Company, whether or not patented or registered for copyright, trademark or trade name protection, as the case may be. Notwithstanding the foregoing, the Company shall not have any right, title or interest in any work product or copyrightable work developed outside of work hours and without the use of any of the Company Group’s resources that does not relate to the business of the Company Group and does not result from any work performed by Executive for the Company Group.

5. Restrictive Covenants.

5.1	Non-Solicitation and Unfair Competition.

(a)	Executive agrees that, during the Term and for a period of one (1) year following the termination of Executive’s employment with the Company (or any other member of the Company Group) for any reason, Executive shall not, directly or indirectly, contact, approach or solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) or actually hire any employee, officer, director, affiliate or consultant of the Company Group, or attempt to do any of the foregoing, without the prior written consent of the Company; provided, however, that Executive shall not be prohibited from (i) conducting any general solicitations in a newspaper, job board, trade publication or other periodical or web posting not specifically targeted at any Company Group employee, (ii) participating in job fairs, career fairs or similar recruiting events or (iii) hiring any person, to the extent that the Company Group has terminated such person’s employment or engagement at least twelve (12) months prior to such hire. This prohibition applies only to employees working in the geographic locations in which the Company Group conducts business at the time of the prohibited solicitation.

10

(b)	Executive agrees that, during the Term, Executive will not, directly or indirectly, other than on behalf of the Company Group, (i) service, take orders from, call on or solicit the business of any individual or entity who is or has been, a current or actively pursued prospective referral source, customer, vendor, supplier, teaming partner, subcontractor, prime contractor or any other business partner of the Company Group as of or at any time within the twelve (12)-month period immediately preceding such action, or attempt to do so, (ii) otherwise divert, entice or take away from the Company Group the business or patronage of any of the Company Group’s current or actively pursued prospective referral sources, customers, vendors, suppliers, teaming partners, subcontractors, prime contractors or any other business partner, or attempt to do so, or (iii) solicit, induce or encourage any of the Company Group’s current or actively pursued prospective referral sources, customers, vendors, suppliers, teaming partners, subcontractors, prime contractors or any other business partner to terminate or reduce its relationship with the Company Group, or attempt to do so.

(c)	Executive agrees that, for a period of one (1) year following the termination of Executive’s employment with the Company (or any other member of the Company Group) for any reason, Executive will not, directly or indirectly solicit, or attempt to solicit, any of the Company Group’s current or actively pursued prospective referral sources, customers, vendors, suppliers, teaming partners, subcontractors, prime contractors or any other business partner to provide services or products that are the same as or substantially similar to, or competitive with, those provided by the Company Group, or otherwise solicit, induce or encourage, or attempt to solicit, induce or encourage, any of Company Group’s current or actively pursued prospective referral sources, customers, vendors, suppliers, teaming partners, subcontractors, prime contractors or any other business partner to terminate or reduce its relationship with the Company Group. For purposes of this Section 5.1(c), referral sources, customers, vendors, suppliers, teaming partners, subcontractors, prime contractors and business partners are those with which Executive worked, or about which Executive learned Confidential Information, during the last twelve (12) months of Executive’s employment and actively pursued prospective referral sources, customers, vendors, suppliers, teaming partners, subcontractors, prime contractors and business partners are those with which Executive was involved in pitching or marketing in an attempt to gain their business, or about which Executive learned Confidential Information, during the last twelve (12) months of Executive’s employment.

11

(d)	For purposes of this Section 5, in the case of a governmental authority or agency, “customer” means the source selection officials or program office for any applicable contract or program and the personnel that are assigned to such program office.

(e)	By signing this Agreement, Executive acknowledges and agrees that the non-public names, addresses, preferences, contract terms and financial information of the Company Group’s referral sources, customers, vendors, suppliers, teaming partners, subcontractors, prime contractors and business partners constitute Confidential Information and that the sale or unauthorized use or disclosure of this or any other Confidential Information that Executive obtained during the course of Executive’s employment would constitute Unfair Competition (as defined below) with the Company Group. Executive promises not to engage in any Unfair Competition with the Company Group either during the Term or at any time thereafter. For purposes of this Agreement, “Unfair Competition” shall mean any direct or indirect competition by Executive with the business of the Company Group by using any trade secrets of the Company Group or other Confidential Information.

5.2	Non-Competition. Executive agrees that during the Term and for a period of one (1) year following the termination of Executive’s employment with the Company (or any other member of the Company Group) Executive shall not, either on Executive’s own behalf, or on behalf of any other person or entity, without the prior written consent of the Company, directly or indirectly, anywhere in the United States or in any other country or jurisdiction in which the Company Group is engaged in the Restricted Business, own, operate, manage, control, engage in, participate in, invest in, permit Executive’s name to be used by, act as consultant or advisor to, render services for (alone or in association with any person or entity) or otherwise assist in any manner any person or entity that engages or proposes to engage in or owns, invests in, operates, manages or controls any venture or enterprise that engages in the Restricted Business. For avoidance of doubt, nothing in this Section 5.2 is intended to or does prohibit Employee from engaging in any Permitted Outside Activities so long as such activities do not otherwise violate the terms of this Section 5. Further, notwithstanding anything in this Section 5.2 to the contrary, Executive’s passive ownership of three percent (3%) or less of the equity securities of a publicly traded company or investment fund shall not, solely by reason thereof, constitute a violation on the part of Executive of this Section 5.2.

5.3	Restricted Business. For purposes of this Agreement, “Restricted Business” means the business of the packaging and transport of nuclear material.

5.4	Company Group. For purposes of this Agreement, the “Company Group” means the Company, AFT, the Parent, and its and their subsidiaries and affiliates.

12

5.5	Reasonableness. It is agreed by the parties that the foregoing covenants in this Section 5: (a) are reasonable in light of the consideration payable to Executive pursuant to this Agreement, and (b) impose a reasonable restraint on Executive in light of the activities and business of the Company Group on the date of the execution of this Agreement and the current plans of the Company Group. Executive acknowledges that the covenants in this Section 5 shall not prevent Executive from earning a livelihood upon the termination of employment hereunder, but merely prevents Unfair Competition with the Company Group for a limited period of time.

5.6	Non-disparagement. Executive hereby agrees that, during the Term and at all times thereafter, Executive will not, directly or indirectly, disparage the Company Group, or any of its owners, employees, officers, directors, agents, products or services, or disseminate, or cause or permit the dissemination of, any negative statements about the Company Group or any of its owners, employees, officers, directors, agents, products or services. Notwithstanding the foregoing, Executive is not hereby barred or restricted from exercising any right of speech or expression protected by applicable federal, state or local law, including, but not limited to, the rights to communicate with securities regulators/any other administrative or regulatory agency to report suspected unlawful conduct or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. Further and notwithstanding the foregoing, in connection with a bona fide dispute between Executive and the Company, nothing in this Section shall prohibit Executive (a) from making truthful statements to his legal counsel or senior management of the Company Group when necessary or (b) from providing truthful testimony in any lawsuit, arbitration or other legal proceeding, provided that such statements are not made in any public medium (but such statements are expressly permitted in any hearing related to any such bona fide dispute, whether public or private).

5.7	Severability. The covenants in this Section 5 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. In the event any arbitrator or court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth herein are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent that such arbitrator or court deems reasonable, and this Agreement shall thereby be reformed.

6. Executive’s Representations, Warranties and Covenants.

6.1	No Conflict of Interest. Executive warrants that Executive is not, to the best of Executive’s knowledge and belief, involved in any situation that might create, or appear to create, a conflict of interest with their loyalty to or duties for the Company, except as such may have been previously disclosed to the Company in writing. Executive further covenants and agrees that for so long as Executive continues to be employed by Company, Executive shall not become involved in any situation that might create, or appear to create, a conflict of interest with their loyalty to or duties for the Company without disclosing such conflict of interest to the Company in writing, and obtaining consent to remain involved in such situation.

13

6.2	Notification of Other Post-Employment Obligations. Executive also understands that, as part of Executive’s employment with the Company, Executive is not to breach any obligation of confidentiality that Executive has to former employers, and Executive agrees to honor all such obligations to former employers during Executive’s employment with the Company. Executive represents, warrants and covenants that: (a) Executive’s work for the Company will not conflict with, or result in a breach or violation of, any obligation or agreement Executive may have with any former company or other entity; (b) Executive has not used, disclosed or revealed to the Company, its employees or agents, and will not during their employment use, disclose or reveal to the Company, its employees or agents, any confidential information or trade secrets of any other company; (c) Executive has fully disclosed to the Company any and all non-competition and non-solicitation agreements with any former company or other company to which they may be subject; and (d) Executive has returned to all former employers and clients all documents, materials, electronic data, drives and diskettes containing confidential information or trade secrets belonging to them.

7. General Provisions.

7.1	Amendment and Waiver. No amendment or modification of this Agreement shall be valid or binding upon the Company unless made in writing and signed by an authorized officer of the Company.

7.2	Non-Waiver of Breach. No failure by either party to declare a default due to any breach of any obligation under this Agreement by the other, nor failure by either party to act quickly with regard thereto, shall be considered to be a waiver of any such obligation, or of any future breach.

7.3	Severability. In the event that any provision or portion of this Agreement, shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

7.4	Binding Arbitration. The parties agree that, except as noted below, any controversy, claim or dispute arising out of or related to Executive’s employment, or the termination thereof (“Claims”) shall be arbitrated in accordance with the following procedure:

(a)	Any and all Claims shall be submitted to final, confidential and binding arbitration in Barrow County, Georgia pursuant to the Federal Arbitration Act, administered by JAMS Arbitrators & Arbitration Services (“JAMS”) and in accordance with the Employment Arbitration Rules and Procedures of JAMS; provided, however, that the arbitrator shall allow for discovery sufficient to adequately arbitrate any claims including access to documents and witnesses. The arbitrator shall be selected in accordance with the JAMS’ selection procedures in effect at the time. Either party may initiate arbitration proceedings by filing a demand for arbitration with JAMS.

14

(b)	The arbitrator shall have the authority to grant any relief authorized by law.

(c)	The arbitrator shall have exclusive authority to resolve all Claims covered by this arbitration agreement, and any dispute relating to the interpretation, applicability, enforceability or formation of this arbitration agreement, including, but not limited to, any claim that all or any part of this arbitration agreement is void or voidable. Any issues involving the arbitrability of a dispute shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq.

(d)	All fees and expenses relating to any arbitration (including, without limitation, the reasonable legal fees and expenses of the prevailing party and expert witness fees) arising pursuant hereto shall be paid by the non-prevailing party, and the arbitrator shall include an award of such amounts in its decision. Notwithstanding the foregoing, the Company shall pay for any administrative or filing fees, including the arbitrator’s fee, that Executive would not have otherwise incurred if the dispute was adjudicated in a court of law, rather than through arbitration.

(e)	The Claims covered by the above include, but are not limited to, claims for wrongful termination, unpaid wages or compensation, breach of contract, torts, violation of public policy, claims for harassment or discrimination (including, but not limited to, race, sex, religion, national origin, age, marital status, medical condition, disability, or sexual orientation), claims for benefits (except where an employee benefit or pension plan specifies a procedure for resolving claims different from this one), claims for physical or mental harm or distress, or any other employment-related claims under any federal, state or other governmental law, statute, regulation or ordinance, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Age Discrimination in Employment Act, and any other statutes or laws relating to an employee’s relationship with the Company, and claims related to Executive’s agreements with the Company.

(f)	To the fullest extent permitted by law, the parties agree that any arbitration shall be conducted on an individual basis only, not a class, collective or representative basis, and hereby waive any right to bring class-wide, collective or representative claims before any arbitrator or in any forum, except to the extent a representative action under any applicable law, is, as a matter of law, not deemed subject to such a waiver.

15

(g)	Notwithstanding this agreement to arbitrate, neither party waives the right to seek, from a court of competent jurisdiction, temporary restraining orders or preliminary injunctions, without the necessity of posting a bond, to require or prevent certain acts or events (“injunctive relief”) in cases in which such injunctive relief would otherwise be authorized by law. In such cases where injunctive relief is sought, the trial on the merits of the action will occur in front of, and will be decided by, the arbitrator, who will have the same ability to order legal or equitable remedies as could a court of general jurisdiction.

(h)	This agreement to arbitrate recognizes the rights and responsibilities of government agencies, including but not limited to, the Equal Employment Opportunity Commission and state agencies, to enforce the statutes which come under their jurisdiction. This agreement to arbitrate is not intended to prevent Executive from initiating or participating in any investigation or proceeding conducted by these government agencies. Nothing in this agreement to arbitrate is intended to require Executive to arbitrate allegations or claims of unlawful sexual assault, harassment or any other dispute for which mandatory pre-dispute arbitration agreements are prohibited by applicable law, nor has Executive waived Executive’s right to bring class-wide claims with respect to sexual assault or sexual harassment claims. In addition, nothing in this agreement to arbitrate is intended to limit any right Executive may have to file a charge with or obtain relief from the National Labor Relations Board or to file a claim for workers’ compensation benefits and unemployment compensation benefits with the appropriate government agency.

(i)	All proceedings and decisions of the arbitrator shall be maintained in confidence to the extent legally permissible and shall not be made public by any party or the arbitrator without the prior written consent of all parties to the arbitration, except as the law may otherwise require.

(j)	The arbitrator shall issue a written arbitration decision stating the arbitrator’s essential findings and conclusions upon which any award is based. A party’s right for review of the decision is limited to grounds provided under applicable law.

(k)	The parties agree that the arbitration shall be final, confidential and binding and any arbitration award shall be enforceable in any court having jurisdiction to enforce this arbitration agreement.

(l)	BY AGREEING TO THIS BINDING ARBITRATION PROVISION, BOTH THE COMPANY AND EXECUTIVE GIVE UP ALL RIGHTS TO TRIAL BY JURY, EXCEPT AS EXPRESSLY PROVIDED HEREIN.

(m)	Executive agrees that this agreement to arbitrate shall survive the termination of Executive’s employment.
16

7.5	Injunctive Relief and Attorney’s Fees. Executive understands and agrees that Company will suffer irreparable harm in the event that Executive breaches any of his obligations in this Agreement and that monetary damages will be inadequate to compensate the Company for such breach. Accordingly, Executive agrees that, in the event of a breach or threatened breach by Executive of this Agreement, the Company, in addition to and not in limitation of any other rights, remedies or damages available to the Company at law or in equity, shall be entitled to a temporary restraining order, preliminary injunction and/or permanent injunction, without the necessity of posting of a bond, in order to prevent or to restrain any such breach or threatened breach by Executive, or by any or all of Executive’s partners, employers, employees, contractors, servants, agents, representatives and any and all persons directly or indirectly acting for, on behalf of or with Executive. Notwithstanding the agreement to arbitrate, neither party waives the right to seek, from a court of competent jurisdiction, such injunctive relief in cases in which such injunctive relief would otherwise be authorized by law. The prevailing party in any legal action relating to or arising out of this Agreement shall be entitled to recover its reasonable and documented attorneys’ fees and costs.

7.6	Governing Law; Venue. This Agreement and any dispute arising out of or related to this Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without giving effect to the choice of law provisions thereof, and venue, for matters that are not arbitrated, will be in the federal and state courts located in Georgia.

7.7	Entire Agreement. This Agreement contains all of the terms agreed upon by Company and Executive with respect to the subject matter hereof and supersedes all prior agreements, arrangements and communications between the parties dealing with such subject matter, whether oral or written, including, but not limited to, the Prior Agreement; provided, that Executive continues to be bound by any other restrictive covenants contained in an agreement entered into between Executive and the Company (or any other member of the Company Group) (including, but not limited to, the Equityholder Restrictive Covenant Agreement) and Executive’s obligations to the Company and any other member of the Company Group set forth in the Purchase Agreement.

7.8	Section 409A. The provisions of this Agreement shall be construed, interpreted and administered in a manner whereby all provisions are exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated thereunder (collectively, “Section 409A”). To the extent applicable, any payments to be made under this Agreement in connection with a termination of employment or other services shall only be made if such termination of employment or other services constitutes a “separation from service” under Section 409A. Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments. In no event whatsoever shall any member of the Company Group be liable for any tax, interest, or penalty that may be imposed on Executive by Section 409A or damages for failing to comply with Section 409A.

17

7.9	Binding Effect; Assignment. Executive may not assign, delegate, or otherwise transfer any of his rights or obligations under this Agreement without the prior written consent signed by the Company. The Company may transfer or assign, in whole or from time to time in part, to one or more of its affiliates, or to any successor to one or more of its businesses, its rights or obligations under this Agreement without the prior written consent signed by Executive, provided the entity to which this Agreement is assigned shall agree to accept the Company’s obligations under this Agreement.

7.10	Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by e-mail if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. All such notices, demands and communications to a party hereto shall be sent to the address or e-mail address indicated for such party below, unless another address is specified by such party in a notice given to the other parties hereto in accordance with this Section 7.10.

If to the Company, addressed to:

NANO Nuclear Energy Inc.

10 Times Square

30th Floor

New York, NY 10018

Attention: Oscar Leandro

with a copy, which shall not constitute notice, to:

Pillsbury Winthrop Shaw Pittman LLP

1200 Seventeenth Street NW

Washington, DC 20036

Attention: Elina Teplinsky

E-mail: Elina.teplinsky@pillsburylaw.com

If to Executive, addressed to:

Roy A. Boyd, II

2680 Drayton Hall Drive

Buford, GA 30519

with a copy, which shall not constitute notice, to:

Andersen, Tate & Carr, P.C.

1960 Satellite Blvd., Suite 4000

Duluth, GA 30097

Attention: R. Bradley Carr

E-mail: bcarr@atclawfirm.com

7.11	Survival. The rights and obligations of the parties under this Agreement, which by their nature would continue beyond the termination or expiration of this Agreement, are of a continuing nature and shall survive the expiration, termination or cancellation of this Agreement.

7.12	Headings. Numbers and titles to Sections hereof are for information purposes only and, where inconsistent with the text, are to be disregarded.

7.13	Counterparts and Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which when taken together, shall be and constitute one and the same instrument. This Agreement may also be entered into by either or both parties through the use of verified electronic signature programs, such as DocuSign.

[Remainder of page intentionally left blank.]

18

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date and year first written above.

Secured Transportation Services LLC

By:	/s/ James Walker
Name:	James Walker
Title:	Authorized Signatory

Date:	May 22, 2026

Roy A. Boyd, II

/s/ Roy A. Boyd, II
Roy A. Boyd, II

Date:	May 22, 2026

NANO Nuclear Energy Inc.

By:	/s/ James Walker
Name:	James Walker
Title:	Chief Executive Officer

Date:	May 22,2026

[Signature Page to R. Boyd Executive Employment Agreement]